         Exhibit 10.2, Compensation Trade Agreement for SOT-23 Product, constitutes a fair and accurate English translation of the exhibit.


DIODES INCORPORATED (Registrant)



/s/ Joseph Liu
--------------------------
JOSEPH LIU                                            October 25, 1995
Vice President, Secretary
and Chief Financial Officer
(Principal Financial and Accounting Officer)





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

                                  EXHIBIT 10.2

                COMPENSATION TRADE AGREEMENT FOR SOT-23 PRODUCT
                           (TRANSLATED FROM CHINESE)



         This Agreement is made between Diodes Incorporated (hereafter referred to as Diodes), located at 3050 East Hillcrest Drive, Westlake Village, California 91361-3154, U.S.A. and Shanghai Kai Hong Electronics Co., Ltd. (hereafter referred to as Kai Hong), located at No. 61 Xinnan Road, Xinqiao Town, Songjian, Shanghai, China 201612. Owing to the market demand, the parties hereby agree to cooperate in the production of SOT-23 products (1) (hereafter referred to as Products) under the terms and conditions below:

I.       Way of Cooperation:

         1. The parties agree to set up a SOT-23 Products production line in Shanghai. (2)

         2. Diodes shall invest capital for acquisition of equipment and Kai Hong shall invest capital for the acquisition of equipment, for the construction of a factory building, for technical training and for working capital. Total investment amounts are subject to the actual cost of acquisition of equipment, but not to exceed amount specified on the attachment. (3)

         3. Kai Hong is responsible for start up and will take charge of management and production. The capital invested by Diodes will be repaid by means of Products exported on compensation trade basis.

II.      Contents of Compensation Trade:

         1. Diodes shall assist in securing qualified chip suppliers and provide product specifications to entrust Kai Hong to produce SOT-23 Products to export to Diodes. For the payment of production to Kai Hong , Diodes shall deduct a portion to repay Diodes' investment. (5)

         2.      Kai Hong guarantees to sell its monthly production of Products
                 to Diodes.   Any excess Products shall be handled subject to
                 mutual negotiation, which may include domestic sale and export. (4)

         3. The fall-off and scrap parts shall be kept in good custody. The quantity shall be confirmed by both parties before disposal.

* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION





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

         4. Kai Hong shall adopt rigid production management. Except for reasonable production consumption if there is a loss of finished Products and Work-In-Progress Products, Kai Hong agrees to make up the monthly capacity under the agreement.
                 If there is a cost variable due to such a loss, it shall not be included when reviewing the cost structure. Kai Hong shall agree to take effective action to prevent such a loss within three months of learning of it.


II.      Quality Standard:

         1. The chips provided by suppliers recommended by Diodes shall comply with requirements of Kai Hong quality and production requirements.

         2. Kai Hong shall carry out the production upon the request of Diodes. The yield for initial production will be mutually agreed upon and a review shall be conducted once each half year for adjustment subject to actual condition. (6)

         3. The finished Products delivered to Diodes shall comply with the quality standard and product specifications defined by Diodes.

IV.      Supply, Production, Product Packaging and Delivery Terms:

         1. SUPPLY: The purchase of chips shall be of good quality and reasonable cost under mutual agreement. During the initial period of production, Kai Hong shall purchase chips from
                 qualified suppliers that have been recommended by Diodes   or
                 smooth production. Unless supplies are interrupted due to force majeure, Diodes shall be responsible for the compensation of loss caused to Kai Hong during the period of production interrupted for the labor and depreciation cost. During the first year, Kai Hong and Diodes should jointly develop more qualified chip suppliers. After one year of formal production, Kai Hong shall be responsible for the purchase of chips while Diodes may continue to help Kai Hong secure the chips sourcing necessary for monthly production. Mutual consent is required of both parties for a change or increase of chip suppliers.(7)

         2. PRODUCTION: Upon receipt of chips, Kai Hong shall commence production immediately, and the production cycle shall be about 30 days.

         3.      PACKAGING:  3000 pieces/reel, 5 reels/box, 12 boxes/carton

V.       Means of Investment and Final Account of Production Compensation:

         1. Upon the execution of this agreement, the purchase of equipment shall be commenced based on the suppliers and specifications confirmed between both parties. The purchase of equipment necessary for the company shall be handled by Kai Hong. Diodes shall remit its investment to Kai Hong's bank account to maintain timely payment according to the equipment payment schedule.

         2. SOT-23 produced by Kai Hong shall be priced competitively for export to Diodes (based on MMBT 3094/3906) of which a portion is compensation expense (as reimbursement on loan and interest) and actual remaining payment





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

                 shall be made by Diodes to Kai Hong within 30 days by T/T in US$. Actual export price shall be reviewed once ever half year by both parties. (5)

         3. The feasibility study of this item shall be acknowledged by the parties with their signature affixed. The offset price shall be adjusted when key material price has a major change (defined as +/-3%).

         4. The interest on the capital to be invested by Diodes shall be calculated based on the actual interest rate charged by Diodes' bank. Interest will start from the date Kai Hong received the remittance. The quantity of product by compensation trade will be made over 58 months. (8)

         5. The freight charges from the shipment of chips to Kai Hong will be charged to Kai Hong's account and the freight charge occurring from the shipment of Product to Diodes from Kai Hong will be charged to Diodes .

         6. When there is significant change to the specification of SOT-23 Products and/or related Products, the export price and compensation expense will be changed by to mutual agreement.

         7. All Product will meet Diodes quality requirements and standards as shown on Appendix.

         8. Should Kai Hong liquidate or be closed due to other cause(s) prior to Diodes' loan and interest being fully repaid, Diodes shall have the ownership of the equipment equivalent to the sum not repaid and have the highest priority of debt claim against the bank with relation to Kai Hong.

         9. During the effective period of this agreement, each party shall obtain the other party's written consent prior to speaking with a third party regarding additional investment plan(s) for same or similar Products. Both parties agree that the other party shall have the right of first refusal under the same terms and conditions.

         10. The agreement shall remain valid until the end of December 31, 2000, or until the date the Products have been delivered as previously agreed. Kai Hong agrees to give Diodes the priority of the purchase of additional product for an additional five years, since the expiration of this agreement, and the selling price will be reduced from then current market price. During the extension period, Item V.9 and V.10 herein will remain valid while other items shall be invalid. (9)

         11. During this period of agreement, if there is any dispute between the parties, it shall be amicably settled by the parties.

* ( ) All footnotes are herein incorporated in Attachment 1.



DIODES INCORPORATED                                Shanghai Kai Hong Electronics Co., Ltd.

/s/ David Lin                                      /s/ J.Y. Xing
--------------------------                         ---------------------------------------------------
David Lin, President                               J. Y. Xing, Chairman of the Board and President

Date:  June 9, 1995                                Date:  June 9, 1995





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

                                  ATTACHMENT 1

1. SOT-23 Product Content = Transistor, Switching diode, Zener diode, Schottky diode, etc.

2.   Factory Monthly Capacity Target = Minimum 10,000K units per month.

3.   Total Investment = US          * (**)
         A.  Diodes = Not to exceed US     * - for acquisition of Equipment
         B.  3. Kai Hong Total Investment = US     * million
                 US       * - for acquisition of equipment
                 US       * - for the construction of a factory building
                 US       * - for technical training
                 US       * - for working capital
** (Total investment amounts are subject to the actual cost of acquisition of equipment.)

4.   SOT-23 Products Distribution
         A.  Kai Hong Guarantees Minimum           * units per month
         B.  Excess Production Disbursement
                 1. Diodes has first right of refusal for excess production at negotiated prices or
                 2.  Domestic sale and or export subject to         * each for
                     Kai Hong and Diodes

5.   SOT-23 Transfer Price
         A.  Transfer Price to Diodes = US         *
         B.  Payment Deduction to Repay Diodes' Investment = US  *
         C.  Actual Remitted Payment to Kai Hong =          *

6.   Initial Production Yield =            *

7.   Initial Kai Hong Chip Purchases =     * units per month

8.   Quantity of Product for Compensation Trade = Total Diodes loan and
     interest to be amortized equal to * (         *)

9. Additional Quantity Available for Purchase at End of Agreement at December, 2000 = * units per month for * at favorable discount from market price



* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE  COMMISSION





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